Exhibit (g)(23)


SCHRECK MORRIS
STEVE MORRIS
M. KRISTINA PICKERING
1200 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada  89101
(702) 474-9400

WACHTELL, LIPTON, ROSEN & KATZ
BERNARD W. NUSSBAUM
KENNETH B. FORREST
ERIC M. ROTH
MARC WOLINSKY
51 West 52nd Street
New York, New York  10019
(212) 403-1000

Attorneys for Defendants-Counterclaimants
HILTON HOTELS CORPORATION and HLT CORPORATION


UNITED STATES DISTRICT COURT

DISTRICT OF NEVADA

ITT CORPORATION, et al.,                )
                                        )
              Plaintiffs,               )       CV-S-97-00893-DWH (RLH)
                                        )
              -vs-                      )
                                        )
HILTON HOTELS CORPORATION               )       ANSWER AND COUNTERCLAIMS
and HLT CORPORATION,                    )
                                        )
              Defendants.               )
                                        )
----------------------------------------)
HILTON HOTELS CORPORATION and           )
HLT CORPORATION,                        )
                                        )
              Counterclaimants,         )
                                        )
              -vs-                      )
                                        )
ITT CORPORATION, BETTE B.               )
ANDERSON, RAND V. ARASKOG,              )
NOLAN D. ARCHIBALD, ROBERT A.           )
BOWMAN, ROBERT A. BURNETT,              )
PAUL G. KIRK, JR., EDWARD C.            )
MEYER, BENJAMIN F. PAYTON,              )
VIN WEBER and MARGITA E. WHITE,         )
                                        )
              Counterclaim Defendants.  )
________________________________________)

                   Defendants Hilton Hotels Corporation ("Hilton") and

    HLT Corporation (collectively, "defendants"), by their undersigned attorneys, make the following responses to the allegations of the

    Complaint for Declaratory Relief (the "Complaint") filed on July 16,

    1997:

                     1.  Defendants deny the allegations of Paragraph 1

    of the Complaint, except admit that the ITT Board of Directors has approved a so-called Comprehensive Plan involving the spin-off of

    ITT businesses and the repurchase of equity and debt.

                     2.  Defendants deny the allegations of Paragraph 2

    of the Complaint, except admit that Hilton is likely to challenge and, by its Counterclaims, is challenging ITT's implementation of its Comprehensive Plan, and that ITT is seeking declaratory relief.

                     3.  Defendants admit the allegations of Paragraph 3

    of the Complaint.

                     4.  Defendants admit the allegations of Paragraph 4

    of the Complaint.

                     5.  Defendants admit the allegations of Paragraph 5

    of the Complaint.

                     6.  Defendants admit the allegations of Paragraph 6

    of the Complaint.

                     7.  Defendants admit the allegations of Paragraph 7

    of the Complaint.

                     8.  Defendants admit the allegations of Paragraph 8

    of the Complaint.

                     9.  Defendants admit the allegations of Paragraph 9

    of the Complaint.



                     10. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of

    Paragraph 10 of the Complaint.

                     11. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of the first sentence of Paragraph 11 of the Complaint, admit that

    ITT's stock has traded above the offer price every day since

    Hilton's announcement and that, as of June 27, 1997, approximately

    1.3 million ITT shares had been tendered to Hilton, and deny the remaining allegations of the paragraph.

                     12. Defendants deny the allegations of Paragraph 12

    of the Complaint.

                     13. Defendants deny the allegations of Paragraph 13

    of the Complaint, except admit that Hilton has stated that, if its proposed merger with ITT is completed, it may sell or license the

    Sheraton brand name to HFS Incorporated ("HFS"), and deny knowledge or information sufficient to form a belief as to the truth of the allegations of the last sentence of the paragraph.

                     14. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of

    Paragraph 14 of the Complaint.

                     15. Defendants deny the allegations of Paragraph 15

    of the Complaint.

                     16. Defendants admit the allegations of the first

    and second sentences of Paragraph 16 of the Complaint and deny knowledge or information sufficient to form a belief as to the truth of the remaining allegations of the paragraph.



                     17. Defendants deny the allegations of Paragraph 17

    of the Complaint.

                     18. Defendants deny the allegations of the first

    sentence of Paragraph 18 of the Complaint, and deny knowledge or information sufficient to form a belief as to the truth of the remaining allegations of the paragraph.

                     19. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of

    Paragraph 19 of the Complaint.

                     20. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of

    Paragraph 20 of the Complaint, except to admit that FelCor acquired five of ITT's hotels and ITT entered into contracts to manage such hotels.

                     21. Defendants deny the allegations of Paragraph 21

    of the Complaint, except admit that ITT has adopted portions of

    Hilton's plan for ITT.

                     22. Defendants deny the allegations of Paragraph 22

    of the Complaint, except admit that the elements of the

    Comprehensive Plan include the matters alleged in the second sentence of that paragraph.

                     23. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of

    Paragraph 23 of the Complaint, except admit that 9 of the 11 members of the ITT Board are not officers of the corporation.

                     24. Defendants deny the allegations of Paragraph 24

    of the Complaint and aver that the ITT Board has acted on an uninformed basis and in bad faith.



                     25. Defendants deny the allegations of Paragraph 25

    of the Complaint and aver that the ITT Board has acted on an uninformed basis and in bad faith.

                     26. Defendants deny the allegations of Paragraph 26

    of the Complaint, except deny knowledge or information as to whether any Sheraton owners and franchisees have expressed concern that

    Hilton may reflag Sheraton properties under the Hilton name or that

    HFS will take over Sheraton's management contracts, and aver that the ITT Board has acted on an unin-

    formed basis and in bad faith.

                     27. Defendants deny knowledge or information as to

    what the Board "believes" regarding the Equity Repurchase and deny the remaining allegations of Paragraph 27 of the Complaint.

                     28. Defendants deny knowledge or information as to

    what the Board "believes" regarding the Debt Repurchase and deny the remaining allegations of Paragraph 28 of the Complaint.

                     29. Defendants deny knowledge or information

    sufficient to form a belief as to the truth of the allegations of

    Paragraph 29 of the Complaint and aver that the corporate

    "governance mechanisms" that the ITT Board reportedly has approved,

    including the provision for a classified board of directors,

    represent an unreasonable response to the Hilton offer and are designed and intended to entrench the current directors and officers of ITT and frustrate the shareholders' exercise of their corporate franchise, and that the "governance mechanisms" were adopted in bad faith and on an uninformed basis.



                       30. Defendants state that no response is required

    to the first sentence of Paragraph 30 of the Complaint since said sentence states a legal conclusion; and deny knowledge or

    information sufficient to form a belief as to the truth of the allegations of the second, third, fourth, fifth, sixth, seventh and eighth sentences of that paragraph, except admit that Hilton's charter has a classified board provision (which was adopted by shareholder vote) and that when Old ITT's forestry products subsidiary was spun off in 1994, the charter of the new company included a classified board provision (which was adopted by shareholder vote).

                     31. Defendants deny the allegations of Paragraph 31

    of the Complaint and aver that the "classified board" reportedly adopted by ITT for Destinations represents an unreasonable response to the Hilton offer and is designed and intended to entrench the current directors and officers of ITT and frustrate the

    shareholders' exercise of their corporate franchise and that the

    "classified board" provision was adopted in bad faith and on an uninformed basis.

                     32. Defendants deny the allegations of Paragraph 32

    of the Complaint.

                     33. Defendants admit the allegation in Paragraph 33

    of the Complaint that there is an immediate controversy between

    Hilton and ITT concerning the legality of plaintiffs' actions and deny the allegation concerning the "merits of the Plan".

                     34. Defendants deny the allegations of the first

    sentence of Paragraph 34 of the Complaint, except admit that defendants have moved for injunctive relief on three separate



    occasions in the action entitled Hilton Hotels Corp. v. ITT Corp.,

    CV-S-97-00095-PMP (RLH), and have amended and supple-

    mented their complaint in that action, and refer the Court to the pleadings defendants have filed in that action for the contents thereof.

                     35. Defendants admit the allegations of Paragraph

    35 of the Complaint.



                                  COUNT ONE
                            (Declaratory Relief)


                     36. Defendants repeat and reallege their responses

    to each of the allegations of Paragraphs 1 through 35 of the

    Complaint.

                     37. Defendants admit that they allege that the Plan

    violates the Board's fiduciary duties and deny the remaining allegations of Paragraph 37 of the Complaint.

                     38. Defendants deny the allegations of Paragraph 38

    of the Complaint.

                     39. Defendants deny the allegations of Paragraph 39

    of the Complaint.

                     40. Defendants deny the allegations of Paragraph 40

    of the Complaint.

                     41. Defendants deny the allegations of Paragraph 41

    of the Complaint.

                     42. Defendants deny the allegations of Paragraph 42

    of the Complaint.



                     43. Defendants admit the allegation of Paragraph 43

    of the Complaint that an actual controversy exists between ITT and

    Hilton.

                     44. Defendants admit the allegation of Paragraph 44

    of the Complaint that plaintiffs seek declaratory relief and aver that the ITT Board has acted outside its powers, has breached its fiduciary duty to ITT shareholders, has unlawfully impeded the shareholders' exercise of their corporate franchise, and has acted on an uninformed basis and in bad faith.



                                  COUNT TWO
                            (Declaratory Relief)


                     45. Defendants repeat and reallege their answers to

    each of the allegations of Paragraphs 1 through 44 of the Complaint.

                     46. Defendants deny the allegations of Paragraph 46

    of the Complaint.

                     47. Defendants deny the allegations of Paragraph 47

    of the Complaint.

                     48. Defendants admit the allegation of Paragraph 48

    of the Complaint that an actual controversy exists between ITT and

    Hilton.

                     49. Defendants admit the allegations of Paragraph

    49 of the Complaint that plaintiffs seek declaratory relief and aver that Hilton has standing to challenge the unlawful actions of ITT and its incumbent directors.



                            FIRST AFFIRMATIVE DEFENSE

                     50. The Complaint fails to state a claim upon which

    relief can be granted.

                         SECOND AFFIRMATIVE DEFENSE

                     51. Plaintiffs' claims for relief are barred by the

    doctrine of unclean hands.

                          THIRD AFFIRMATIVE DEFENSE

                     52. Plaintiffs' claims for relief are barred by the

    doctrine of estoppel.

                                COUNTERCLAIMS

                     Defendants and counterclaimants Hilton Hotels

    Corporation ("Hilton") and HLT Corporation ("HLT"), for their counterclaims against plaintiffs ITT Corporation ("ITT"), Bette B.

    Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Bowman,

    Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F.

    Payton, Vin Weber and Margita E. White, allege upon knowledge with respect to their own acts and upon information and belief as to all other matters, as follows:

                         NATURE OF THE COUNTERCLAIMS

                     1.  On January 31, 1997, Hilton commenced a tender

    offer for the stock of plaintiff ITT Corporation ("ITT") at $55 per share.  Hilton also announced its intention to conduct a proxy contest at ITT's 1997 Annual Meeting so as to give ITT shareholders the opportunity to decide for themselves whether they want ITT to pursue a transaction with Hilton or remain independent.  These counterclaims are brought for injunctive and declaratory relief to redress a wrongful course of conduct




    by the ITT Board of Directors.  That course of conduct is designed to deprive ITT shareholders of the opportunity to receive the benefits of Hilton's tender offer and proposed second-step merger.

    It is also designed to eliminate the ability of ITT's shareholders to meaningfully exercise their corporate franchise -- to prevent them from exercising their basic right to turn incumbent directors out of office if they so desire.

                     2.  The ITT Board's wrongful course of conduct cul-

    minated in a July 16, 1997 announcement of the Board's adoption of a

    "Comprehensive Plan."  Under the Plan, ITT intends to split itself into three separate, publicly owned companies through spin-offs of its "core" hotel and gaming business as well as its technical school business.  After the spin-offs are complete, the sole remaining business of the present ITT Corporation will be telephone directory publishing, and effective control of that corporation will be sold to a leveraged buy-out firm.

                     3.  ITT has publicly denied that the Board's

    adoption of the Comprehensive Plan was prompted by Hilton's tender offer and has, instead, touted the Plan as a means to "sharpen ITT's strategic focus and enhance shareholder value."  These statements are false.  Were it not for Hilton's tender offer, the ITT Board would not have adopted the Comprehensive Plan, and the Plan was not adopted to "enhance shareholder value."  Rather, the Plan is an elaborate entrenchment scheme designed to (i) deprive ITT

    shareholders of their fundamental right to decide for themselves who shall govern their corporation and


    what its future should be; (ii) prevent Hilton at all costs from acquiring control of ITT; and (iii) maximize the job security of

    ITT's senior management.  Thus:

             (a)     The Comprehensive Plan will not be put to a

                     vote of the ITT shareholders, unlike the 1995

                     spin-off that resulted in the creation of the

                     current ITT.  Instead, having already delayed

                     its Annual Meeting for six months until November

                     1997, ITT is racing to consummate the Plan by late

                     September 1997.  The incumbent ITT directors are

                     thus manipulating the voting machinery to deprive

                     their shareholders of any meaningful opportunity,

                     before the Plan is consummated, to choose between

                     the two competing proposals and the slates of

                     nominees supporting them.

             (b)     The Comprehensive Plan is structured to prevent

                     ITT's shareholders from voting to transfer control

                     of ITT's "core" hotel and gaming assets to Hilton

                     even after the Plan's consummation.  ITT

                     Destinations, Inc. ("Destinations"), the new

                     company formed to hold ITT's hotel and gaming

                     assets, will be armed with every conceivable

                     takeover defense.  Most significantly, unlike ITT's

                     articles of incorporation, Destinations' articles

                     of incorporation will include a "staggered board"

                     provision whereby only one-third of the directors

                     will stand for election each year.  If the spin-off

                     of Destinations is accomplished,



                     ITT will have effected a de facto amendment of its

                     articles of incorporation without a shareholder

                     vote, and Destinations' shareholders will not have

                     the ability to replace a majority of the

                     Destinations directors with Hilton's nominees at

                     the new company's next annual meeting.

             (c)     The Comprehensive Plan also threatens to saddle ITT

                     and its shareholders with a massive tax liability.

                     While ITT claims that the spin-offs will be tax-

                     free transactions, it has decided not to obtain an

                     IRS ruling because such a ruling cannot be obtained

                     before the November 1997 deadline for holding ITT's

                     Annual Meeting.  ITT plans instead to rely solely

                     upon a tax opinion letter from the same law firm

                     that has been providing it with advice in defending

                     against the Hilton takeover.  If this opinion turns

                     out to be wrong, ITT will be exposed to a $1.4

                     billion tax liability and ITT's shareholders will

                     be exposed to an additional $1.4 billion tax

                     liability.  Even if that opinion turns out to be

                     correct, the Comprehensive Plan deliberately

                     imposes a potentially massive tax-related barrier

                     to Hilton's acquisition of Destinations.  Under

                     existing federal tax laws and recently passed tax

                     legislation, even if the spin-off of Destinations

                     is tax-free, Hilton's acquisition of Destinations

                     after the spin-off could make the



                     spin-off taxable, resulting in the incurrence of

                     billions of dollars in tax liability.  By virtue of

                     these factors, among others, the Plan is an

                     unlawfully preclusive response to Hilton's offer.

    For these and other reasons detailed below, the Comprehensive Plan constitutes (i) an unlawful manipulation of the corporate

    electoral machinery, (ii) an illegal attempt to amend ITT's articles of incorporation without a shareholder vote, and (iii) an

    unreasonable response to any "threat" allegedly posed by Hilton's tender offer.

                     4.  The adoption of the Comprehensive Plan also

    constitutes an impermissible attempt to deprive ITT shareholders of the maximum value attainable for their shares.  Before authorizing a break-up of ITT and the sale of a controlling interest in the company, it was incumbent upon the ITT Board of Directors to seek to obtain the highest value reasonably obtainable for shareholders.  In pursuing this objective, the ITT Board was obligated to obtain all material information reasonably available to them.  The ITT Board of

    Directors has failed to perform these duties.  Hilton has repeatedly stated that it would consider raising its bid if given access to non-public information.  It has requested the opportunity to meet with ITT to discuss the terms of its bid.  The ITT Board has never responded to Hilton and never sought to ascertain what Hilton's highest price was.  The ITT Board has tried to justify its rejection of the Hilton bid and its support for the Comprehensive Plan by pointing to certain "issues" purportedly raised



    by Hilton's bid.  But the Board has never requested any information from Hilton pertaining to any of these supposed "issues".  Rather,

    the ITT Board has acted to entrench ITT's current management, even if it means trampling on the shareholders' right to control the destiny of their company by voting the incumbent directors out of office.

                           JURISDICTION AND VENUE

                     5.  This Court has jurisdiction over these Counter-

    claims pursuant to 28 U.S.C. Sections 1331, 1332(a) and 1337 and 15

    U.S.C. Section 78aa.  The amount in controversy is in excess of

    $75,000, exclusive of interest and costs.

                     6.  Venue is proper in the unofficial Southern

    Division of this District pursuant to 28 U.S.C. Section 1391, 15

    U.S.C. Section 78aa and LR IA 8- 1.

                                 THE PARTIES

                     7.  Hilton is a Delaware corporation with its prin-

    cipal executive offices in Beverly Hills, California.  Hilton is a leading owner and operator of full-service hotels and gaming properties located in gateway cities, urban and

    suburban centers and resort areas throughout the United States and in selected international cities.  Hilton is the

    beneficial owner of over 315,000 ITT shares.

                     8.  HLT is a Delaware corporation with its

    principal place of business in Beverly Hills, California.

    HLT, a wholly-owned subsidiary of Hilton organized in

    connection with Hilton's tender offer and the proposed merger,

    is the record and beneficial owner of 100 shares of ITT stock.



           9.  ITT is a Nevada corporation with its principal

    executive offices in New York, New York.  ITT is engaged,

    through subsidiaries, in the hospitality, gaming, telephone directories publishing and post-secondary technical education businesses.

                     10. Rand V. Araskog is Chairman of the Board and

    Chief Executive Officer of ITT and a citizen of the State of

    New York.

                     11. Robert A. Bowman is ITT's President and Chief

    Operating Officer and a member of the ITT Board of Directors.

    Bowman is a citizen of the State of New York.

                     12. Bette B. Anderson, Nolan D. Archibald, Robert

    A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F.

    Payton, Vin Weber, and Margita E. White, are directors of ITT.

    None of these directors is a citizen of the State of Delaware or the State of California.

                            Hilton's Tender Offer

                     13. In the last quarter of 1996, Hilton contacted

    one of ITT's principal financial advisers to determine whether

    ITT would be interested in pursuing a business combination with Hilton.  The ITT adviser reported back that ITT had no interest in pursuing such a combination.

                     14. On January 27, 1997, Hilton announced its

    intention to commence a tender offer pursuant to which Hilton is seeking to acquire 50.1% of the outstanding shares of ITT stock at $55 per share.  Hilton's announcement stated that its offer was based solely on public information and that a review of ITT's non-public information could result in an even higher



    bid.  Hilton formally commenced its tender offer on January

    31.  Upon consummation of the tender offer, Hilton intends to acquire the remaining shares of ITT in a second-step merger in which ITT shareholders will receive $55 in Hilton stock for each ITT share that they own.

                     15. Hilton's January 27 announcement made clear

    that, while ITT is a diversified conglomerate, Hilton's inter-

    est in ITT focused on its hotel and gaming assets.  Thus, in the January 27 announcement, Hilton stated that it believed that the "combination of ITT and Hilton would bring together two of the world's leading lodging companies as well as two premier gaming businesses" and that "ITT's owned full-service hotel portfolio, along with its major gaming presence in Las

    Vegas, Atlantic City and other jurisdictions, fits perfectly with [Hilton's] stated growth objectives."  Hilton's announce-

    ment added that, if it acquired control of ITT, it would

    "carefully review" ITT's remaining businesses and that "the monetization of [those] nonstrategic assets, and a focus on the company's core business lines" would "create even more value for the shareholders of the combined companies."

                     16. ITT has a number of anti-takeover provisions in

    place, including its Shareholder Rights Plan, better known as a "poison pill."  In the event that a third-party like Hilton acquires 15% or more of ITT's shares, the "poison pill"

    enables all ITT shareholders other than the third-party to purchase ITT preferred shares at a 50% discount from market value.  ITT's former corporate parent has publicly acknowl-

    edged that the "poison pill" "may render an unsolicited

    takeover of [ITT] more



    difficult or less likely to occur or might prevent such a takeover,

    even though such takeover may offer [ITT's] shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the shareholders of

    [ITT]."

                     17. ITT also has the anti-takeover protections of

    Nevada Rev. Statutes Sections 78.378 et seq. (the "Control Share Ac-

    quisition Statute") and Nevada Rev. Statutes Sections 78.411 et seq.

    (the "Business Combination Statute").  ITT's former corporate parent has publicly acknowledged that the Control Share Acqui-

    sition and Business Combination Statutes "may delay or make more difficult acquisitions or changes of control of [ITT]",

    "may have the effect of preventing changes in the management of [ITT]" and "could make it more difficult to accomplish

    transactions which [ITT] shareholders may otherwise deem to be in their best interests."

                     18. The Hilton tender offer and second-step merger

    cannot be consummated unless the ITT Board removes or makes inapplicable ITT's various anti-takeover devices, including its "poison pill" and the provisions of the Control Share

    Acquisition Statute and the Business Combination Statute.

    Accordingly, Hilton has conditioned its tender offer upon

    these takeover defenses being removed or otherwise rendered inapplicable to the Hilton offer by the ITT Board.

                     19. Because the ITT Board of Directors has the

    power to remove these impediments and permit ITT's shareholders to decide for themselves whether they want to accept Hilton's tender offer, Hilton has coupled its tender offer with a proxy



    contest to replace ITT's incumbent Board.  On February 11, 1997, in accordance with the requirements of Section 2.2 of ITT's by-laws,

    Hilton gave notice to ITT of its intention to nominate a slate of candidates for election as directors to the ITT board at the 1997 annual meeting and its intention to present a resolution urging the

    Board to arrange a sale of the company to Hilton or any higher bidder.  On March 21, 1997, Hilton cleared its proxy materials with the SEC and began soliciting proxies from ITT's shareholders.  The

    Hilton slate is committed, subject to its fiduciary duties, to remove the obstacles to consummation of Hilton's proposed tender offer and merger.

                          The ITT Board Rejects the
                          Hilton Bid and Begins the
                             Liquidation of ITT


                     20. The ITT Board of Directors formally rejected

    Hilton's offer on February 11, 1997.  Despite the superior value offered by Hilton -- reflected in the 29% premium to the market value of ITT stock immediately prior to the announcement of the offer -- the ITT Board determined that the tender offer was

    "inadequate and not in the best interests of [ITT]."  The Board's rejection of the Hilton offer was hasty and ill-informed.  While the

    Board attempted to justify its rejection of the offer by citing

    "uncertainties as to the actual value" of the Hilton securities to be offered in the proposed second-step merger and the "lack of sufficient disclosure in Hilton's tender offer," the ITT Board did not ask Hilton to provide any additional information.  Moreover,

    although Hilton had stated that a review of ITT's non-public information could result in



    an even higher offer, the ITT Board did not give Hilton the opportunity to review any such information.  Since February 11, the

    ITT Board has rejected Hilton's repeated requests to meet with ITT to negotiate its bid and has actively sought to place obstacles in front of the bid.

                     21. Rather than removing the impediments to

    Hilton's bid or accepting Hilton's invitation to negotiate,

    the ITT Board of Directors authorized management to engage in a series of transactions which collectively amount to an

    abandonment of ITT's long-term strategy and a break-up of the company.  Commencing on February 14, 1997, ITT embarked on a number of transactions designed to dispose of assets outside of its "core" hotel and casino businesses.  These transactions included the sale of ITT's 7.5 million shares of Alcatel

    Alsthom for approximately $830 million, the sale of ITT's 50%

    interest in Madison Square Garden arena cable network and re-

    lated sports franchises for approximately $650 million, and the sale of its interest in WBIS+, a New York television sta-

    tion, for $128.8 million.

                     22. On or about April 11, 1997, ITT filed its 1996

    Annual Report with the SEC.  The cover of ITT's Annual Report,

    stated in large, bold print -- "Fellow Shareholders:  The

    issue is creating shareholder value."  Inside the Annual

    Report, plaintiff Araskog's letter to shareholders stated that the ITT Board had "recognized the need to monetize or

    otherwise realize the value of [ITT's] non-core assets in a more accelerated fashion than management had originally

    planned," but that the company would be "focusing on lodging and gaming, and creating



    value for [its] shareholders."  Shortly after the Annual Report was filed, however, the Senior Vice President of ITT in charge of its hotel business was quoted in a hotel trade journal as follows:  "The battle with Hilton, currently 'at the bottom of the first inning . .

    . is not a question of higher price.  Losing this thing is not an option.  . . .  We're going to win this.  I intend to retire from ITT Sheraton eight years from now at age 65.  We are committed to that.'"  Recent actions by ITT confirm that defendants are not focused on "creating shareholder value" and that it is "not a question of price"; indeed, defendants have now embarked on a scheme to make ITT takeover-proof even at the cost of destroying

    shareholder value and violating shareholder democracy.



                        ITT's Disposition of "Core" Assets



                     23. Seeking to drive Hilton away, in the spring of

    1997, ITT embarked upon a scheme to dispose of ITT's "core"

    hotel assets in a fashion that threatens to preclude Hilton or any other potential bidder from acquiring control of ITT with-

    out the consent of the incumbent ITT board.  On May 19, 1997,

    ITT and FelCor Suites Hotels, Inc. ("FelCor"), a Dallas-based real estate investment trust, announced the creation of a

    "long term strategic alliance" beginning with an agreement in principle for FelCor to purchase five hotels from ITT for $200 million.  The proposed transaction called for ITT to receive additional consideration in the form of a management contract which allows ITT to manage the hotels for a period of 20

    years.  The proposed management agreement would include a

    change of control penalty provision entitling FelCor to

    terminate ITT's



    right to manage the hotels -- and terminate its obligation to pay management fees to ITT -- in the event of a change of control of ITT that is not approved by the incumbent directors.  The existence of this provision was concealed by ITT when it announced the agreement in principle with FelCor.

                     24. On June 3, 1997, The Wall Street Journal re-

    ported that, according to "people familiar with decisions,"

    ITT is entertaining bids for several of its "crown jewel"

    hotels, while "demanding that purchasers of the marquee

    properties sign management contracts with ITT" including

    change of control penalty provisions.  The Journal article quoted ITT sources as saying that the company is now willing to sell any of its hotels for "the right price and if they can retain a management contract."  The article also quoted an ITT spokesman to the effect that an "overwhelming majority" of the

    58 hotels that ITT has added to its roster of managed hotels this year could legally switch their contracts to other

    companies if ITT were taken over.  A noted hotel consultant characterized the change of control penalty provisions as an

    "esoteric and kind of powerful" anti-takeover provision.  A follow-up article in the June 4, 1997 issue of The Wall Street

    Journal reported that ITT's strategy was to sell "its most prized hotels" and thereby transform itself into "primarily a hotel-management company."

                     25. In two separate letters to the ITT Board of Di-

    rectors dated June 2 and June 9, Hilton's President and Chief

    Executive Officer, Stephen F. Bollenbach, objected to ITT's placement of change of control provisions in the FelCor and other management contracts, as well as its threatened sale of



    "crown jewel" properties on similar terms.  Mr. Bollenbach ad-

    vised the ITT Board that Hilton was a "ready, willing and able buyer for ITT's core assets," that Hilton could offer more for those assets than any other qualified purchaser, and that Hil-

    ton would not require any change of control penalty provisions in any management contract with ITT.

                     26. Without responding to either of Mr.

    Bollenbach's letters, ITT entered into definitive agreements with FelCor and proceeded to close the transaction.  Under its management agreement with ITT, FelCor's affiliate has the

    option to terminate the management contract 30 days after a

    "Change of Control" -- defined as (i) the acquisition of more than 35% of ITT's voting stock within two years after a tender offer or proxy solicitation by the acquiror if the tender

    offer or proxy solicitation was not approved by a majority of the ITT directors in office at the time it was commenced, or

    (ii) the election of a majority of the ITT Board of Directors pursuant to a solicitation of proxies from ITT shareholders if the solicitation was not approved by a majority of the ITT directors in office at the time it was commenced.

                     27. The change of control penalty provisions do not

    serve any legitimate purpose of FelCor or other potential pur-

    chasers of ITT assets.  Indeed, FelCor's right of termination arises only if the incumbent ITT Board permits it to arise.

    It arises only if control of ITT is transferred without

    approval by a majority of the incumbent directors; in such in-

    stance, FelCor has a right to terminate its management

    contract even if the acquiror is a world-class operator of hotels, such as



    Hilton.  But if ITT's incumbent Board decides to sell control of the company to a wholly incompetent hotel operator, FelCor has no right to terminate as a result.

             28.     The change of control penalty provisions in

    ITT's proposed management agreements are a "poison pill" de-

    signed to destroy the value of ITT to Hilton or any other un-

    wanted acquiror of ITT.  They are an entrenchment device that would operate to destroy the value of key ITT assets in the hands of anyone other than the incumbent management and Board or an acquiror who meets their approval.  The change of

    control penalty provisions are also designed to serve the

    illegitimate purpose of deterring Hilton and other ITT

    shareholders from freely exercising their right to vote out the incumbent directors in a proxy contest.  Victory in any such proxy fight (i.e., replacement of a majority of ITT's directors) would carry a potentially enormous cost to ITT and its shareholders -- the termination of the management

    contracts by the hotel owners and the resultant loss of

    millions of dollars in management fees by ITT.

                     29. ITT continues to dispose of "core" assets and

    to enter into change of control penalty provisions designed to deter Hilton and entrench ITT's management.  On August 3,

    1997, ITT announced that it was disposing of 50 percent of both the Desert Inn Resort and Casino in Las Vegas and 34

    acres of adjacent property (the "Desert Inn transaction").

    ITT has thus entered into an agreement in principle with Davis

    Gaming, L.L.C., a company owned by Marvin Davis, providing that ownership of the Desert Inn and adjacent property will be sold to a



    joint venture owned 50 percent by Davis Gaming and 50 percent by ITT

    (the "Desert Inn Agreement").  According to the announcement, ITT will receive $250 million for the 50 percent interest being acquired by Davis Gaming.

                     30. As part of the Desert Inn transaction, ITT will

    manage the Desert Inn for ten years with an option to extend the management agreement for another ten years and, should the joint venture build a new hotel and casino on the adjacent parcel, ITT will manage that as well.  The announcement makes clear that the management agreement will include a change of control penalty provision "similar" to that entered into with

    "other parties," i.e., FelCor.

                     31. In its August 3, 1997 announcement, ITT stated

    that the Desert Inn Agreement contemplates completion of the transaction by November 1, 1997.  This timing is no accident.

    It is intended to enable ITT to consummate the Desert Inn

    transaction, including implementation of the change in control penalty provision, prior to the ITT Annual Meeting and

    election of directors.  This effort to deprive the ITT share-

    holders of free choice -- to penalize them if they should vote to oust the incumbent directors -- is another manipulation of shareholder voting rights in line with the course of conduct of ITT and its directors since Hilton announced its offer.



                           The ITT Board Fails to
                         Schedule the Annual Meeting


                     32. ITT held last year's annual meeting on May 14,

    1996.  This was in keeping with a practice -- begun by ITT's corporate predecessor at least 20 years ago -- of holding its



    annual meetings in May.  When ITT's Board of Directors failed to take steps to hold this year's annual meeting in May,

    Hilton moved for a preliminary injunction requiring the Board to do so.  In opposing Hilton's motion, ITT told this Court that the Board's purpose in delaying the Annual Meeting was to give ITT shareholders the time to make "a more informed

    decision as to the real value of both ITT and the Hilton

    Transaction."

                     33. At the oral argument on Hilton's motion for a

    preliminary injunction, counsel for ITT asserted that under

    NRS 78.345 ITT "can in effect have until November 14th, 1997 to have an annual meeting."  In its April 21, 1997 order

    denying Hilton's motion for a preliminary injunction, this

    Court concluded that "subject to the right of a board of

    directors to specify a shorter period, annual meetings for

    Nevada corporations are contemplated to occur no later than eighteen months after the last such meeting."  While ITT has recently stated that it "expect[s] to hold [its] 1997 annual shareholder meeting[] in November," and that all of its

    incumbent directors "will stand for election in November", the

    Board has yet to fix the meeting date.

                            The ITT Board Adopts
                           the Comprehensive Plan


                     34. On July 16, 1997, ITT announced that at a meet-

    ing held the previous day, its Board of Directors reassessed

    Hilton's tender offer in light of developments since February

    11 and "unanimously reaffirmed its conclusion" that Hilton's offer was "inadequate and not in the best interests of [ITT]."



    At the same time, ITT announced that its Board had unanimously approved the adoption of the Comprehensive Plan.

                     35. The Comprehensive Plan consists of several

    major elements.  The first major element involves the spin-off of two of ITT's three remaining businesses (the "Spin-offs").

    All of ITT's "core" hotel and gaming assets will be placed in a newly formed Nevada subsidiary, Destinations.  Subject to the satisfaction of various conditions, including the approval of gaming authorities in several states, ITT intends to

    distribute as a stock dividend to its shareholders all of

    Destinations common stock and all of ITT's shares in its

    83.3%-owned technical school subsidiary, ITT Educational

    Services, Inc. ("ESI").  Following the Spin-offs, ITT's sole remaining business will be telephone directories publishing,

    and ITT will seek to change its name to ITT Information

    Services, Inc. ("ISI").

                     36. A second major element of the Comprehensive

    Plan involves ITT's repurchase through a cash tender offer of up to 30 million shares of its common stock (approximately

    25.7% of its outstanding shares) at a price of $70 per share,

    or a total of $2.1 billion (the "Equity Tender Offer").  ITT commenced the Equity Tender Offer on July 17, 1997.  ITT has conditioned the Equity Tender Offer on, among other things,

    obtaining the requisite regulatory approvals and financing.

                     37. A third major element of the Comprehensive Plan

    is the allocation of ITT's indebtedness between Destinations and ISI.  (ITT claims that, for regulatory reasons, ESI cannot



    incur significant indebtedness.)  To facilitate this alloca-

    tion, ITT intends to commence a tender offer for all $2.0 bil-

    lion of its publicly held debt securities and to repay certain other indebtedness (the "Debt Tender Offer").

                     38. ITT has stated that it intends, subject to re-

    ceipt of necessary approvals, to consummate the Spin-offs, the

    Equity Tender Offer and the Debt Tender Offer substantially concurrently in late September 1997.  In order to finance

    these transactions, ISI and Destinations will be required to incur massive amounts of new debt.  According to ITT's own public filings, Destinations will be responsible for at least

    $4.2 billion in indebtedness (representing approximately 63%

    of its total capitalization on a pro forma basis as of June

    30, 1997), and ISI will be responsible for approximately

    $1.265 billion in indebtedness.  ITT has acknowledged in its public filings that if the Comprehensive Plan is consummated,

    both Destinations and ISI will be "significantly leveraged."

    ITT has also stated that the "high degree of leverage" at Des-

    tinations and ISI "could have important consequences for

    stockholders," including (i) impairing each company's ability to obtain additional financing on favorable terms in the fu-

    ture, (ii) reducing funds available for purposes other than debt service, (iii) subjecting each company to restrictive covenants with respect to a number of corporate activities,

    (iv) placing each company at a competitive disadvantage, and

    (v) hindering each company's ability to adjust to market

    conditions and making it more vulnerable in the event of a downturn in general economic conditions or in its business.



                    39. A fourth major element of the Comprehensive

    Plan is the sale of effective control of post Spin-off ITT to an entity affiliated with the leveraged buy-out firm of

    Clayton, Dubilier & Rice, Inc. ("CDR") pursuant to a de-

    finitive agreement approved by the ITT Board at its July 15,

    1997 Board meeting (the "CDR Sale Agreement").  Following the

    Spin-offs, a CDR affiliate will purchase approximately 32.9%

    of the outstanding common stock of ITT and warrants to

    purchase shares representing an additional 13.7% of its shares for aggregate consideration of $225 million.  The warrants will have a ten-year term and permit CDR to buy ITT common stock directly from ITT at a 50% premium to CDR's initial

    purchase price.  The CDR Sale Agreement, if consummated, would give CDR effective control of ITT in that, among other things:

    (a) CDR would be the single largest shareholder of the company whether or not it exercises its warrants; (b) CDR would have the contractual right to designate five members of ITT's 11-

    member Board of Directors; and (c) by virtue of special super-

    majority voting provisions in the CDR Sale Agreement, CDR's designees on the ITT Board would have the power to block (i)

    any issuance by ITT of equity securities (other than certain issuances pursuant to employee option or incentive plans);

    (ii) any merger, consolidation, recapitalization, liquidation or similar extraordinary corporate transaction by ITT; or

    (iii) any amendment or modification of ITT's charter or by-

    laws.

                     40. While ITT has reserved the contractual right to

    terminate the CDR Sale Agreement in the event that the ITT

    Board determines not to go forward with the Spin-offs, that



    right of termination carries a hefty price tag -- the payment of a $25 million "termination fee" (reduced to $15 million if

    ITT enters into a merger agreement with Hilton) as well as

    CDR's "reasonable expenses" up to a maximum of $4 million.

    These termination fee provisions were designed, among other things, to make ITT less attractive to other bidders,

    including Hilton, by increasing the cost of making a competing bid.

                        The Comprehensive Plan is an
                        Unlawful Entrenchment Device


                     41. In its press release announcing the Comprehen-

    sive Plan, in presentations to stock analysts and in

    interviews with the financial media, ITT and its agents have endeavored to portray the Comprehensive Plan as a "plan to create shareholder value."  As is evident from the timing,

    structure and terms of the Plan, it is better understood as a plan to entrench ITT's incumbent management.

    A.       ITT Will Not Let Its Shareholders
             Vote on the Comprehensive Plan


                     42. ITT intends to consummate the Comprehensive

    Plan without putting it to a shareholder vote.  Subject to its receipt of regulatory approval for the Comprehensive Plan, ITT intends to consummate the Spin-offs, the Equity Tender Offer and the Debt Tender Offer in late September 1997.  Because ITT has deliberately delayed its 1997 Annual Meeting of Sharehold-

    ers until November, ITT's intent is to deprive its

    shareholders the opportunity to express their collective view of these transactions before they occur.

                     43. This intended timetable for the implementation

    of the Comprehensive Plan is entirely of ITT's making.  On



    April 21, 1997, this Court denied Hilton's motion for a pre-

    liminary injunction requiring ITT to hold its 1997 Annual

    Meeting in May 1997 and, in that context, preliminarily ruled that ITT is not required under Nevada law to hold its 1997

    Annual Meeting until November 1997.  Based on ITT's

    representations that "with additional time the stockholders will be able to make a more informed decision as to the real value of both ITT and the Hilton Transaction", the Court also concluded that Hilton had failed to demonstrate that ITT's directors had breached any fiduciary duty to shareholders by failing to schedule the Annual Meeting in May.  ITT is now using this Court's ruling as a vehicle for avoiding any

    shareholder vote on the Comprehensive Plan or on the election of ITT's Board before the Plan is consummated.  ITT will not let its shareholders vote on the Plan, or on the election of directors before the Plan is implemented, for fear that the

    ITT shareholders would reject the Plan, and the incumbent

    directors who have adopted it, in favor of nominees who

    support a negotiated merger with Hilton.

                     44. ITT's refusal to submit the Comprehensive Plan

    to a vote of its shareholders is in stark contrast to ITT's past practice.  The current ITT is itself the product of a massive spin-off.  In 1995, the company formerly known as ITT

    Corporation split itself into three public companies -- the current ITT, the company now known as ITT Industries, Inc. (an industrial manufacturer) and the company now known as Hartford

    Financial Services Group (an insurance company).  The former



    ITT (led by the same management team as the current ITT) sub-

    mitted the 1995 spin-off plan to a shareholder vote because,

    as it acknowledged at the time, of its "importance to . . .

    shareholders."  The Comprehensive Plan is no less important to

    ITT's current shareholders -- not only because of its dramatic effect on the financial structure of the company, but also because of its impact on Hilton's bid.  But rather than risk defeat in a shareholder vote, the ITT Board has decided to

    "cram down" the Comprehensive Plan before the shareholders can decide who they want to run their company.

    B.       The ITT Board Inserts a "Staggered Board"
             Provision in the Destinations Charter


                     45. Despite the fact that hotels and gaming are

    ITT's "core business," the Comprehensive Plan calls for the spin-off of that business and the retention of its telephone directories publishing business, and not vice versa.  ITT's primary purpose for structuring the Spin-offs in this fashion is to entrench the management team that will run the hotel and gaming business -- the business that Hilton has stated it is interested in acquiring -- by placing it in a new company

    (Destinations) that is bristling with takeover defenses.

                     46. If the Spin-off of Destinations is consummated,

    the Comprehensive Plan envisions that plaintiff Araskog, ITT's

    Chairman and Chief Executive Officer, and plaintiff Bowman,

    ITT's President and Chief Operating Officer, will hold the same positions at Destinations.  It is also contemplated that the other senior members of the ITT hotel and casino

    management



    team, including Daniel P. Weadock, Senior Vice President-Hotels, and

    Peter G. Boynton, Senior Vice President-Gaming, will have the same roles at Destinations.  Moreover, Destinations' Board of Directors

    will be comprised of the existing ITT directors.  In recognition that the "real ITT" is wherever Mr. Araskog and his hotel and casino management team are at the helm, following the Spin-offs,

    Destinations intends to change its name to "ITT Corporation."

    Indeed, for accounting purposes, ITT treats the transaction as a spin-off of the telephone directories business, not a spin-off of

    Destinations.

                     47. Several features of the Comprehensive Plan are

    designed to ensure that neither Hilton nor any other potential bidder will ever threaten the incumbency of Mr. Araskog and his management team again.  Like ITT, Destinations will have the takeover protections of the Control Share Acquisition

    Statute, the Business Combination Statute and a Shareholder

    Rights Plan.  In its SEC filing pertaining to the Spin-off,

    Destinations acknowledges that these defenses may have the effect of preventing a change of control at Destinations even if it is favored by a majority of the company's shareholders.

    The ITT Board will also give Destinations a particularly

    potent defense that ITT itself does not have -- a "staggered board."

                     48. Destinations' Articles of Incorporation will

    provide that its 11-member Board of Directors will be divided into three classes as nearly equal in number as possible, each of which will serve for three years with one class being

    elected each year.  Moreover, the Articles of Incorporation will contain provisions prohibiting stockholders from calling a



    special meeting or acting by written consent.  As a result,

    at least two annual meetings of stockholders would be required for the stockholders to change a majority of the members of the Destinations Board.

                     49. The import of the "staggered board" provisions

    in the Destinations charter is that, once the Spin-offs are consummated, ITT shareholders (i.e., the new Destinations

    shareholders) will be unable to decide for themselves whether to facilitate the sale of the company to Hilton by replacing a majority of the Destinations directors with Hilton's nominees at the company's next annual meeting.  Thus, even if Hilton successfully waged a proxy contest at Destinations' first

    annual meeting, the Hilton nominees would be in the minority on the Board and could not themselves redeem the "poison pill"

    or remove the other barriers to a Hilton acquisition.  Should the incumbents decide not to hold Destinations' second annual meeting until 18 months have passed (in accordance with this

    Court's interpretation of NRS 78.345), Hilton and ITT's other shareholders would not be able to change a majority of the members of the Destinations Board until May 1999.  And

    plaintiff Araskog, who was last elected to the Board in May

    1996, would not have to stand for re-election by the

    shareholders until the year 2000.

                     50. ITT has sought to justify its inclusion of

    "staggered board" provisions in the Destinations charter on the grounds that many other companies, including several hotel and gaming companies, have "staggered boards."  Under

    applicable law, however, companies amending their charter to provide for a



    "staggered board" -- which represents an important limitation on the shareholders' ability to exercise their franchise -- do so through a shareholder vote.  By contrast, ITT is attempting to amend its charter not through a shareholder vote, but through the vote of the very directors who would be the direct beneficiaries of the proposed amendment.

    C.       The Comprehensive Plan Contains
             a "Tax Poison Pill"


                     51. The Comprehensive Plan further serves to en-

    trench ITT's management because any acquiror of ITT or

    Destinations after the Spin-offs would be forced to swallow a

    "tax poison pill."

                     52. In an SEC filing pertaining to the

    Comprehensive Plan, the ITT Board has sought to justify its support for the Plan on the grounds that the Spin-off will be tax-free to ITT and its shareholders.  Thus, ITT's Board has stated that "[o]nly [ITT] as an independent entity can

    consummate such a [tax-free] transaction immediately", whereas an acquiror of ITT in a transaction that is taxable in whole or in part "would be unable to undertake a tax-free spin-off of [ITT] assets for a period of five years."

                     53. When companies undertake a spin-off of the na-

    ture and magnitude contemplated by ITT, they typically seek a ruling in advance from the IRS in an effort to obtain some as-

    surance prior to consummation that the requirements for tax-

    free treatment have been met.  As a former IRS commissioner,

    Donald R. Alexander, recently told the Bloomberg news

    service:  "People don't normally do a spin-off without the assurance of



    an IRS ruling.  Probably they are doing it here simply because they have to rush the transaction."  Indeed, the former ITT Corporation

    (now ITT Industries, Inc.) conditioned its 1995 spin-off of the current ITT on the receipt of a formal IRS ruling that the distribution would be tax free.

                     54. ITT has stated that it has not sought an IRS

    ruling in connection with the Spin-offs and that it will not do so.  ITT will not seek an IRS ruling because it typically takes four to six months to obtain one, and ITT management is desperate to consummate the Spin-offs before the Annual

    Meeting, which must be held in November 1997.

                     55. In lieu of an IRS ruling, the ITT Board has

    stated that it will rely on a legal opinion from its takeover defense counsel to the effect that the Spin-offs will qualify as tax-free transactions under Section 355 of the Internal

    Revenue Code.  Given the magnitude of the Spin-offs, it is virtually certain that these transactions will be audited by the IRS after they are completed.  In an SEC filing,

    Destinations acknowledges that if the Spin-offs are

    consummated and the IRS ultimately disagrees with the legal opinion of ITT's counsel, ITT, ESI and Destinations would

    incur aggregate tax liability (which under law is the several liability of all three corporations) of $1.4 billion.

    Approximately 90%, or $1.25 billion, of this liability will be allocated to Destinations under contractual "tax sharing"

    arrangements.  Destinations concedes that this huge tax

    liability "would have a material adverse effect on the fi-

    nancial position, results of operations and cash flows of each of ITT and [Destinations]."  This is an



    understatement -- the corporate tax liability would render

    Destinations virtually insolvent.  The risk that ITT or Destinations would incur liability of this magnitude serves as a powerful deterrent to any acquisition of these companies once the Spin-offs are effected.  Moreover, if the IRS concludes that the Spin-offs are not entitled to tax-free treatment, ITT's shareholders would be subject to an additional tax liability of $1.4 billion.  The risk that ITT's shareholders might incur this gargantuan liability if the

    Spin-offs are consummated makes the Board's decision not to follow the prudent course of seeking an IRS ruling and submitting the

    Comprehensive Plan to a shareholder vote particularly unreasonable.

                     56. Even if the IRS were ultimately to conclude

    that the Spin-offs qualify for tax-free treatment under

    Section 355 of the Internal Revenue Code, the Comprehensive

    Plan imposes yet another potentially massive tax-related

    deterrent to Hilton's acquisition of Destinations.  ITT's own public filings with respect to the Spin-offs state that:  (i)

    under current tax law, if the IRS were to integrate the Spin-

    off of Destinations and Hilton's acquisition of the stock of either ITT or Destinations, the Spin-off of Destinations would result in taxable gain for ITT and its shareholders; and (ii)

    under proposed legislation recently passed by Congress, ITT would recognize taxable gain in connection with the Spin-off of Destinations if 50% or more of Destinations stock were

    acquired and such acquisition and the Destinations Spin-off were deemed part of a plan.  Since Destinations has agreed to pay 90% of the tax liability ITT incurs as a result of the

    Spin-offs, Hilton's



    acquisition of Destinations after the Spin-offs could result in

    Destinations' incurrence of billions of dollars in tax liability --

    another major deterrent to Hilton's acquisition of Destinations.

                         The ITT Board Lacks a Good
                         Faith Basis for Adopting
                         the Comprehensive Plan


                     57. ITT launched the Comprehensive Plan with a bar-

    rage of publicity in which it trumpeted a number of ostensible rationales for adopting the Plan.  These rationales are window dressing, created to obscure the Board's real purpose --  en-

    trenching ITT management.  Thus:

             (a)     ITT has stated that it adopted the Com-

                     prehensive Plan as "another step in

                     [ITT's] refinement of its strategic plan

                     to focus on hotels and gaming and

                     explore and exploit opportunities to

                     enhance the value of [ITT] within that

                     focus."  In fact, not once before the

                     Hilton offer was commenced did ITT tell

                     its shareholders that its strategy was

                     to (i) sell assets purchased only a year

                     or two after they were acquired (i.e.,

                     sale of Madison Square Garden and WBIS+

                     television station); (ii) shift from

                     being an owner/operator of hotels to

                     being a hotel management company with

                     management contracts terminable upon a

                     change of control;



                     (iii) spin off its hotel and casino assets and

                     leverage the spun-off company to turn it into a

                     "junk bond" rated company; or (iv) break up

                     into three more pieces only two years after its

                     last spin-off.

             (b)     ITT claims that the Comprehensive Plan

                     is "intended to enhance the value of the

                     ongoing investment of stockholders."

                     But, as noted above, the Comprehensive

                     Plan creates a risk that ITT and its

                     stockholders will be saddled with enor-

                     mous tax liability in the event that the

                     IRS determines that it is not entitled

                     to tax-free treatment, a risk that could

                     be avoided entirely if ITT followed the

                     ordinary and prudent course of seeking

                     an IRS ruling.

             (c)     ITT asserts that the Comprehensive Plan

                     will further the interests of its

                     employees because the "displacement to

                     employees of [ITT] that would be

                     expected to occur following consummation

                     of a hostile acquisition such as the

                     Hilton Transaction is expected to be

                     significantly greater than any

                     disruption caused by the Distributions."

                     ITT conveniently ignores the fact that

                     it has already fired 65% of its

                     headquarters staff in response to


                     Hilton's bid and that, after the Spin-

                     offs are complete, ITT and Destinations

                     intend to "continue to search for ad-

                     ditional opportunities to rationalize

                     the organization and administration of

                     [their] businesses" -- a euphemism for

                     firing more employees.

             (d)     ITT contends that the Comprehensive Plan

                     will further the interests of its credi-

                     tors.  As noted above, however, in order

                     to finance the Equity Tender Offer and

                     the Debt Tender Offer, Destinations and

                     ISI will be required to trash their bal-

                     ance sheets by incurring billions of

                     dollars in new debt.  Holders of ITT's

                     public debt securities who fail to

                     tender into the Debt Tender Offer will

                     find that their investment grade paper

                     has been transformed into risky junk

                     bonds.

             (e)     ITT maintains that the Comprehensive

                     Plan "will allow [ITT] to eliminate at

                     least one tier of corporate-level

                     administration" -- the implication being

                     that the Plan will result in greater

                     efficiencies.  This is nonsense.  As a

                     result of the Spin-offs, where there is

                     today one company, there will soon be

                     three.  Corporate functions that used to

                     be performed


                     by ITT for each of its subsidiaries will have to be

                     replicated at each of Destinations, ESI and ISI,

                     resulting in more, not less, overhead.



                        ITT's Misleading Disclosures
                      Regarding the Comprehensive Plan


                     58. In its desperation to portray the Comprehensive

    Plan as beneficial to ITT's shareholders, ITT has made selec-

    tive disclosure of wildly unrealistic projections regarding the future performance of its gaming business.  ITT has

    deliberately disseminated these extremely aggressive

    projections in the hope that the stock market would assign a greater value to the stock of Destinations (and the

    Comprehensive Plan generally) than ITT's actual performance warrants.

                     59. The performance of ITT's gaming operations dur-

    ing 1997 has been disappointing.  On July 16, 1997, ITT re-

    ported second quarter 1997 earnings before interest, taxes,

    depreciation and amortization ("EBITDA") for its gaming opera-

    tions of only $67 million, as compared with $78 million in the second quarter 1996.  ITT attributed this decline to signifi-

    cant construction activity at its Caesars casinos in Las Vegas and Atlantic City.  That construction is continuing and is not expected to be completed until at least year end 1997.

                     60. The construction at the Caesars properties in

    Las Vegas and Atlantic City is not the only factor negatively impacting ITT's casino business.  The Las Vegas and Atlantic

    City markets are intensely competitive; many industry

    observers believe that the Las Vegas market is already

    overbuilt; and


    several of ITT's principal competitors are expanding existing facilities or are soon to open mammoth new facilities (such as the

    3000-room, $1.45 billion Bellagio casino scheduled to open in

    September 1998, and Hilton's $760 million, 3,200-room Paris casino scheduled to open in late 1998).

                     61. Notwithstanding this difficult environment for

    ITT's gaming operations, at a July 16, 1997 presentation to stock analysts on the Comprehensive Plan, ITT forecast that,

    in comparison to expected gaming EBITDA for full year 1997 of

    $270 million, in 1998 it would achieve gaming EBITDA of $440 million -- a $170 million, or 63 percent, improvement in one year.  ITT's forecasts were both oral and written, and its written forecasts were not accompanied by any cautionary

    statements identifying important factors that could cause

    ITT's actual results to differ materially from the projected results and which have not been made generally available to

    ITT shareholders.  ITT's forecasts lacked any reasonable basis

    in fact and were materially false and misleading.   Thus:

             (a)     ITT told the analysts that at Caesars

                     Palace in Las Vegas, it expects EBITDA

                     to increase from $115 million in 1997 to

                     $180 million in 1998 -- a 56 percent

                     jump.  Most of the projected improvement

                     ($50 million of the $65 million) was at-

                     tributed to an increase in the number of


                     overnight guests as ITT is currently

                     constructing a new tower at the Caesars

                     Palace property.  This portion of the

                     projection is predicated on the

                     assumption that Caesars' operating

                     margins will improve over current

                     levels.  This is an unreasonable

                     assumption.  Among other factors, when

                     Bellagio and Paris open their facilities

                     in 1998, Caesars' operating margins are

                     likely to decline significantly as its

                     marketing costs will increase in a more

                     competitive environment.  The remaining

                     $15 million improvement is attributed to

                     "incremental foot traffic" from the

                     Bellagio and the Forum Two shops -- a

                     retail arcade adjacent to the Caesars

                     Palace property that will open to the

                     public in September 1998.  A more

                     realistic assumption is that the opening

                     of the new Bellagio (in close proximity

                     to the older Caesars property) will draw

                     business from Caesars, not bring

                     business to it.  The projection is also

                     unreasonable because it assumes that

                     current levels of foot traffic from the

                     existing Forum One shopping arcade will

                     remain unchanged; a more reasonable as-

                     sumption is that the opening of Forum Two


                     will "cannibalize" some of the

                     retail activity at Forum One and that

                     the foot traffic from Forum One into the

                     Caesar's Palace casino will decrease.

             (b)     ITT told the analysts that at Caesars

                     Atlantic City, EBITDA would increase

                     from $118 million in 1997 to $165

                     million in 1998 -- a 39.8 percent leap

                     -- because of an ongoing expansion

                     project at that property.  This, too, is

                     an unrealistic assumption.  Among other

                     things, the Atlantic City construction

                     project will not be completed until mid-

                     1998, thus undercutting the notion that

                     an additional $47 million in EBITDA will

                     be realized that year.

             (c)     ITT also told the analysts that a new

                     riverboat casino in Harrison County,

                     Indiana would generate $70 million in

                     1998 EBITDA (of which ITT's ownership

                     share would be some $50 million).  This

                     projection is unrealistic; indeed, only

                     a handful of the riverboat casinos in

                     the United States generate annual EBITDA

                     of $70 million.  Moreover, the timetable

                     for the potential opening of the casino

                     makes it extremely unlikely that ITT can

                     achieve this level of EBITDA during

                     1998.


                       ITT has not yet obtained a permit

                     from the Army Corps of Engineers to

                     build the facilities that would let it

                     dock the riverboat on the Ohio River.

                     Even if the permit is obtained, the

                     docking facilities will not be completed

                     until the summer of 1998.  Parking

                     facilities and food outlets -- which are

                     critical to the success of any riverboat

                     casino -- will not be completed until

                     June 1998 and September 1998 respec-

                     tively.  And the hotel adjacent to the

                     riverboat will not be completed until

                     December 1998.

                             FIRST COUNTERCLAIM

                     62. Hilton repeats and realleges each of the al-

    legations set forth in paragraphs 1 through 61 hereof as if fully set forth at length herein.

                     63. In April 1997, ITT represented to this Court

    that the Board's purpose in delaying the Annual Meeting was to give ITT shareholders the time to make "a more informed deci-

    sion as to the real value of both ITT and the Hilton Transac-

    tion."  That representation has been proven to be false.  In-

    stead, ITT and the incumbent directors have used, and are

    threatening to use, the delay in ITT's annual meeting to

    develop a plan to disenfranchise shareholders and assure that the incumbent directors and current management of ITT retain their positions, regardless of the will of the shareholders.


                     64. As hereinabove alleged, ITT: (a) has entered

    into management contracts, and has threatened to enter into additional management contracts, containing change of control penalty provisions that are triggered by the replacement of a majority of the incumbent ITT directors; (b) attempted to im-

    pose the Comprehensive Plan without a shareholder vote;

    (c) refused to hold the Annual Meeting until after the Compre-

    hensive Plan has been implemented; (d) threatened to classify its Board of Directors without a shareholder vote so as to prevent the immediate removal of the entire Board; and

    (e) threatened to saddle ITT, Destinations and ITT

    shareholders with a $2.8 billion "tax poison pill."  These actions have been taken for the primary purpose of impeding the effective exercise of the stockholder franchise in

    connection with the election of directors.

                     65. Hilton is being, or will be, irreparably

    injured by plaintiffs' conduct and has no adequate remedy at law.

                             SECOND COUNTERCLAIM

                     66. Hilton repeats and realleges each of the al-

    legations set forth in paragraphs 1 through 61 hereof as if fully set forth herein.

                     67. The pursuit of the Comprehensive Plan, the Fel-

    Cor transaction, the Desert Inn transaction, the threatened disposition of "crown jewel" hotels and other core assets sub-

    ject to management contracts containing change of control pen-

    alty provisions, and the insertion of such provisions in ITT's management contracts for hotels that ITT currently manages but does not own, constitute unreasonable responses by the ITT


    Board of Directors to Hilton's tender offer.  The cost of

    these responses to ITT, and the impact on the ability of ITT shareholders to determine the future of their company through the election of directors, is disproportionately large in

    relation to any "threat" allegedly posed to ITT by Hilton's tender offer.  The ITT directors have thereby breached, and are threatening to continue to breach, their fiduciary duties to ITT shareholders.

                     68. The change of control penalty provisions are a

    draconian response to Hilton's bid because they are designed to make ITT takeover-proof.  If Hilton or any other non-

    approved bidder acquires control of ITT, and the change of control penalty is triggered, ITT and its shareholders stand to lose millions of dollars of value and receive nothing in return.

                     69. The change of control penalty provisions are a

    preclusive and coercive response to Hilton's bid, particularly in view of the ITT Board's delay in calling the Annual

    Meeting.  Because the ITT Board has refused to call a meeting,

    ITT shareholders cannot assert their right to vote out the incumbent directors before the change of control provisions are put into place.  And once such provisions are in place,

    the ability of ITT shareholders to vote the incumbents out will be severely impeded because the provisions impose a

    potentially enormous cost to ITT if the ITT shareholders vote to replace a majority of the incumbent directors.

                     70. The Comprehensive Plan is a draconian response

    to Hilton's bid.  The "tax poison pill" provisions of the Plan threaten to create billions of dollars in tax liability to ITT


    and its shareholders, and the leverage that ITT will be re-

    quired to incur to finance the Plan will seriously impair the ability of ITT and Destinations to compete.  Certain of these risks could be reduced by delaying the Spin-offs until an IRS ruling is obtained or by structuring the Spin-offs such that the hotel and casino assets are retained by ITT and the tele-

    phone directories business is spun off.  Neither of those al-

    ternatives was adopted by the ITT Board because doing so would have given the ITT shareholders a meaningful opportunity to vote a majority of the incumbent directors out of office -- an unacceptable result to directors bent on entrenchment.

                     71. The Comprehensive Plan is a preclusive and

    coercive response to Hilton's bid as well.  ITT has refused to permit its shareholders to vote on the Comprehensive Plan and intends to implement the Comprehensive Plan before the Annual

    Meeting is held.  And once the Plan is in place, by virtue of the "tax poison pill" provisions, ITT will have succeeded in imposing potentially massive tax barriers to an acquisition of

    Destinations or ISI by Hilton.  Moreover, by virtue of the

    "staggered board" provisions of the Plan, ITT shareholders will be precluded from removing a majority of the Destinations directors at the next annual meeting.  By precluding ITT

    shareholders from choosing to sell the company and remove the incumbent directors -- and by keeping in place the ITT poison pill which effectively prevents Hilton from accepting shares tendered by ITT shareholders in advance of any annual meeting

    -- the ITT Board is coercing the shareholders into accepting the alternative course it has chosen for them.


                     72. Hilton is being, or will be, irreparably harmed

    by plaintiffs' conduct and has no adequate remedy at law.

                             THIRD COUNTERCLAIM

                     73. Plaintiffs repeat and reallege each of the al-

    legations set forth in paragraphs 1 through 61 hereof as if fully set forth at length herein.

                     74. The Comprehensive Plan, the FelCor

    transactions, the Desert Inn transaction, and the threatened crown jewel dispositions and other asset dispositions

    announced or pursued by ITT in response to Hilton's tender offer reflect the ITT Board's abandonment of the company's long-term strategy and constitute a break-up of ITT.  In this context, the Board's fiduciary duty is to seek to obtain the best available terms for ITT's shareholders and not to favor one potential acquiror over another or one type of financial alternative over another.  In pursuing this objective, the ITT directors have a duty to inform themselves, prior to making business decisions, of all material information reasonably available to them.  The ITT directors have not sought to

    obtain the best available terms for ITT shareholders and have not properly informed themselves.  They have thereby breached,

    and are continuing to breach, their fiduciary duties to ITT shareholders.

                     75. Hilton is being, or will be, irreparably

    injured by plaintiffs' conduct and has no adequate remedy at law.

                             FOURTH COUNTERCLAIM

                     76. Hilton repeats and realleges each of the al-

    legations set forth in paragraphs 1 through 61 hereof as if fully set forth at length herein.


                     77. The members of the ITT Board of Directors have

    acted in bad faith and in breach of their duty of loyalty to the shareholders of ITT by placing their own personal inter-

    ests and the interests of ITT management ahead of the

    interests of ITT stockholders.

                     78. Hilton is, or will be, irreparably injured by

    plaintiffs' conduct and has no adequate remedy at law.

                             FIFTH COUNTERCLAIM

                     79. Hilton repeats and realleges each of the

    allegations set forth in paragraphs 1 through 61 hereof as if fully set forth herein.

                     80. Under Nevada law, once a corporation has issued

    stock, it may not amend its articles of incorporation without the approval of its shareholders.

                     81. ITT is threatening to violate this requirement

    by spinning off its "core" assets into a subsidiary -- to be run by the same senior management team and Board of Directors and under the same corporate name -- and, without a

    shareholder vote, adopting articles of incorporation for the subsidiary that contains a "staggered board" provision.

                     82. Hilton is, or will be, irreparably injured by

    plaintiffs' conduct and has no adequate remedy at law.

                             SIXTH COUNTERCLAIM

                     83. Hilton repeats and realleges each of the al-

    legations set forth in paragraphs 1 through 61 hereof as if fully set forth herein.

                     84. Under Nevada law, ITT may not engage in a sale

    of all or substantially all of its property and assets without


    the approval of the holders of a majority of its voting stock at a meeting of the shareholders called for that purpose.

                     85. ITT is threatening to sell all or substantially

    all of its property and assets without the required

    shareholder vote.

                     86. Hilton is being, or will be, irreparably

    injured by plaintiffs' conduct and has no adequate remedy at law.

                            SEVENTH COUNTERCLAIM

                     87. Hilton repeats and realleges each of the

    allegations set forth in paragraphs 1 through 61 hereof as if fully set forth herein.

                     88. In connection with a tender offer for its own

    shares and the ITT shareholders' purchases and sales of ITT shares, ITT has made material misstatements of material fact and has made material omissions of fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, in that, among other things:

             (a)     ITT has disseminated unrealistic projec-

                     tions, made without any reasonable basis

                     in fact, to the investment community;

             (b)     ITT has failed to include realistic pro-

                     jections in its Equity Tender Offer and

                     other SEC filings relating to the Compre-

                     hensive Plan;

             (c)     ITT has misrepresented its purposes for

                     adopting the Comprehensive Plan.


                     89. ITT has made these material misstatements and

    omissions with the deliberate intent to mislead its stockhold-

    ers and the investing public generally about the value and true purposes of the Comprehensive Plan.

                     90. By reason of the foregoing, ITT has violated

    Sections 10(b) and 13(e) of the Securities Exchange Act of

    1934 and the rules and regulations thereunder.  The members of

    ITT's Board of Directors are controlling persons of ITT under

    Section 20(a) of the Securities Exchange Act and are liable for ITT's violations thereof.

                     91. Hilton is, or will be, irreparably injured by

    plaintiffs' conduct and has no adequate remedy at law.

                     WHEREFORE, Hilton seeks judgment:

                     (a) Dismissing the Complaint with prejudice;

                     (b) Declaring that the ITT Board has unlawfully in-

    terfered with the ITT shareholders' exercise of their

    corporate franchise;

                     (c) Enjoining counterclaim defendants from taking

    any steps to implement the Comprehensive Plan before ITT's

    1997 Annual Meeting is held;

                     (d) Requiring counterclaim defendants to put the

    Comprehensive Plan to a vote of the ITT shareholders;

                     (e) Enjoining counterclaim defendants from taking

    any steps to implement the Comprehensive Plan;

                     (f) Declaring that the ITT Board has acted on an

    uninformed basis and outside its powers and has exercised its


    powers in bad faith and with a view to advancing its own

    interests and the interests of ITT management rather than the interests of the corporation and its shareholders;

                     (g) Declaring that the Comprehensive Plan consti-

    tutes an unreasonable response to the Hilton offer;

                     (h) Declaring that the Comprehensive Plan, together

    with the other actions taken by ITT in response to the Hilton offer, constitute an abandonment of ITT's long-term strategy and a break-up of ITT and that, accordingly, the ITT Board's fiduciary duty is to seek to obtain the best available terms for ITT's shareholders and not favor one potential acquiror over another or one type of financial alternative over

    another;

                     (i) Declaring that Hilton has standing to claim

    that the Comprehensive Plan violates the Board's fiduciary duties and that Hilton has standing to pursue an injunction against the Plan;

                     (j) Enjoining counterclaim defendants from

    inserting in the Destinations articles of incorporation any provision designed to impede a takeover bid by Hilton,

    including a provision for a "staggered board", and enjoining

    Destinations from adopting a Shareholder Rights Plan;

                     (k) Enjoining counterclaim defendants from refusing

    to redeem the rights issued to ITT's shareholders under the

    Shareholder Rights Plan and refusing to make the provisions of the Nevada Control Share Acquisition and Business Combination

    Statutes inapplicable to Hilton's tender offer for ITT stock;

                     (l) Requiring counterclaim defendants to conduct a

    fair and open auction of ITT;


                     (m) Enjoining counterclaim defendants from entering

    into any further disposition of ITT's assets unless they con-

    duct a fair and open auction for such assets in which Hilton can participate on an equal basis with all other potential purchasers;

                     (n) Enjoining counterclaim defendants from selling

    any further assets of ITT without the approval of ITT share-

    holders, as required by Nevada law;

                     (o) Rescinding the FelCor transaction or any other

    disposition of hotel or casino assets by ITT;

                     (p) Invalidating the change of control penalty pro-

    visions in ITT's management agreement with FelCor;

                     (q) Rescinding the Desert Inn Agreement and enjoin-

    ing counterclaim defendants from taking any further steps in furtherance of the Desert Inn transaction;

                     (r) Enjoining counterclaim defendants from entering

    into any agreements containing change of control penalty

    provisions with purchasers of ITT's assets or with the owners of hotels managed by ITT;

                     (s) Enjoining the individual counterclaim

    defendants from engaging in any further actions aimed at en-

    trenching themselves in office in violation of the fiduciary duties owed by counterclaim defendants to the ITT

    shareholders;

                     (t) Awarding Hilton damages against counterclaim

    defendants in an amount to be determined at trial, as well as counterclaim defendants' costs of suit, including reasonable attorneys' fees; and


                     (u) Granting Hilton such other and further relief

    as the Court may deem just and proper.



    Dated:   August 5, 1997
             Las Vegas, Nevada

                                     SCHRECK MORRIS


                                     By: /s/
                                        _________________________

                                     STEVE MORRIS
                                     KRISTINA PICKERING
                                     MATTHEW MCCAUGHEY
                                     1200 Bank of America Plaza
                                     300 South Fourth Street
                                     Las Vegas, Nevada  89101
                                     (702) 474-9400

                                     WACHTELL, LIPTON, ROSEN & KATZ
                                     BERNARD W. NUSSBAUM
                                     KENNETH B. FORREST
                                     ERIC M. ROTH
                                     MARC WOLINSKY
                                     51 West 52nd Street
                                     New York, New York  10019
                                     (212) 403-1000

                                     Attorneys for Defendants
                                        and Counterclaimants
                                        HILTON HOTELS CORPORATION
                                        and HLT CORPORATION















                                   -54-